Exhibit 2.2

ZYVERSA THERAPEUTICS, INC.

2200 N. Commerce Parkway, Suite 208

Weston, FL 33326

November 3, 2022

Larkspur Health Acquisition Corp.

100 Somerset Corporate Blvd., 2nd Floor

Bridgewater, New Jersey 08807

Attention: Mr. Daniel O’Connor

RE:	Side letter to Business Combination Agreement clarifying certain definitional terms

Ladies and Gentlemen:

Reference is made to the Business Combination Agreement, dated as of July 20, 2022 (the “Agreement”) by and among Larkspur Health Acquisition Corp. (the “SPAC”), Larkspur Merger Sub, Inc. (“Merger Sub”), ZyVersa Therapeutics, Inc. (the “Company”) and the representative of the shareholders of the Company named therein (the “Securityholder Representative”). Capitalized terms used herein and not defined shall have the respective meanings ascribed to such terms under the Agreement.

The parties to the Agreement hereby agree that the Fully-Diluted Share Number includes only the Company Warrants and the Company Options that have exercise prices as of the Effective Time (adjusted to give effect to the Exchange Ratio) at or below the price per share of each of the Merger Shares. Any Company Options and Company Warrants that have exercise prices (adjusted to give effect to the Exchange Ratio) above the price per share of each of the Merger Shares as of the Effective Time shall be excluded from the Fully-Diluted Share Number definition and treated as not issued and outstanding as of the Effective Time.

This letter agreement may not be changed, amended, modified or waived as to any particular provision, with or without the prior written consent of the parties hereto. No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This letter agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This letter agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this letter agreement or of any other term or provision hereof. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this letter agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

[Remainder of Page Left Intentionally Blank; Signature Page Immediately Follows]

Very truly yours,

COMPANY:

ZyVersa Therapeutics, Inc.

By:	/s/ Stephen C. Glover
Name:	Stephen C. Glover
Title:	Chief Executive Officer

[Signature Page to Side Letter to Business Combination Agreement]

ACCEPTED as of the date first-above written:

SECURITYHOLDER REPRESENTATIVE:

Stephen C. Glover

By:	/s/ Stephen C. Glover
Name:	Stephen C. Glover
Title:	Chief Executive Officer

[Signature Page to Side Letter to Business Combination Agreement]

ACCEPTED as of the date first-above written:

SPAC:

Larkspur Health Acquisition Corp.

By:	Daniel J. O’Connor
Name:	Daniel J. O’Connor
Title:	Chief Executive Officer & President

[Signature Page to Side Letter to Business Combination Agreement]

ACCEPTED as of the date first-above written:

MERGER SUB:

Larkspur Merger Sub, Inc.

By:	/s/ Daniel J. O’Connor
Name:	Daniel J. O’Connor
Title:	Manager

[Signature Page to Side Letter to Business Combination Agreement]